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                                                                     Exhibit 6.7
Confidential

                         TECHNOLOGY LICENSE AGREEMENT

           This Agreement is effective as of the date subscribed below, between Thomas J. Shaw, an individual residing at 1510 Hillcrest, Little Elm, Texas 75068 (hereinafter "LICENSOR"), and Retractable Technologies, Incorporated, a corporation organized under the laws of the State of Texas, having a place of business at 622 South Mill Street, Lewisville, Texas 75057 (hereinafter "LICENSEE"), who mutually agree as follows:

                                   RECITALS

           1. Licensor has spent a number of years developing and perfecting retractable syringe technology to help solve the AIDS epidemic and prevent accidental transmission of disease vectors. These activities have resulted in possession of a substantial body of knowledge and know-how together with a number of inventions which are reflected in a substantial portfolio of United States and foreign patents and patent applications on retractable syringe technology.

           2. Licensor and his organization have devoted a considerable amount of time, energy and expense in developing and perfecting prototype products, conducting tests to establish feasibility and proceeding toward regulatory approval and market acceptance.

           3. Licensor is the owner of the know-how and patent properties described herein and has the right to license the patent properties. Licensor warrants that the patents and patent applications which are the subject of this Agreement have not been licensed to others.

           4. Licensee wishes to acquire an exclusive license to manufacture, market, sell, distribute and otherwise exploit the retractable syringe technology which is the subject of Licensor's patents and patent applications described herein, and future improvements, together

Technology License Agreement                                              Page 1
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with all technical information and know-how which Licensor may now possess or later obtain during the term of this Agreement with respect to the subject matter of this Agreement.

                                  SECTION ONE
                                  -----------
                                SUBJECT MATTER

           1. The general subject matter of this Agreement is retractable syringe technology including retractable fluid collection devices otherwise known as blood samplers. These include syringes for injecting fluids which retract after an injection is given and devices for collecting fluid samples which can be retracted after the sample is taken.

           2. The subject matter of this Agreement includes trade secrets, technical information, marketing and regulatory information, and know-how possessed by Licensor, hereinafter collectively referred to as "Information". The Information includes, but is not limited to, knowledge collected or developed by Licensor concerning technical features, design, construction, materials, production and assembly techniques, molding requirements, knowledge of what works and what does not work, regulatory requirements, and knowledge of the competitive market, which Licensor has developed or obtained during the course of developing the retractable syringe technology.

           3. The subject matter of this Agreement includes all of Licensor's patents and patent applications on retractable syringe technology, both domestic and foreign, including any continuations, divisions, and reissues thereof, as well as all foreign counterpart patent applications that can be filed and improvements thereof. This Agreement specifically includes the following "Patent Properties" which are set forth below:

Technology License Agreement                                              Page 2
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                  U.S. Patent 5,120,310, Issued June 9, 1992, entitled
                  Nonreusable Syringe;

                  U.S. Patent 5,188,613, Issued February 23, 1993, entitled Nonreusable Syringe with Safety Clip;

                  U.S. Patent 5,267,961, Issued December 7, 1993, entitled Nonreusable Syringe with Safety Clip;

                  Foreign Counterpart Patent Applications on the Nonreusable Syringe with Safety Clip corresponding to U.S. Patents 5,120,310 and 5,188,613 for Europe (Serial No. 92910361.2),
                  China (Serial No. 92102245.X), India (Serial No. 186/CAL/92), Mexico (Serial No. 92-01493), and Taiwan (Serial No. 82205282);

                  U.S. Patent 5,423,758, Issued June 13, 1995, Entitled Retractable Fluid Collection Device and a Counterpart Patent Cooperation Treaty Application Serial No. 94/13953, Entitled Blood Sampler, Filed December 6, 1994 designating all PCT countries;

                  U.S. Patent 5,385,551, Issued January 31, 1995, Entitled Nonreusable Syringe with Front Retraction and a Counterpart Patent Cooperation Treaty Application Serial No. PCT/US94/10235, Filed September 7, 1994 designating all PCT countries;

                  U.S. Patent 5,389,076, Issued February 14, 1995, Entitled Single Use Medical Device with Retraction Mechanism and a Counterpart Patent Cooperation Treaty Application Serial No. PCT/US95/03953, Filed March 31, 1995 designating all PCT countries;

                  U.S. Patent Application Serial No. 380107, Filed January 30, 1995, Entitled Syringe Plunger Seal and Locking Assembly, and the right to file Patent Applications thereon in nearly any foreign country until January 30, 1996; and

                  A new U.S. Patent Application filed in May, 1995, Entitled Tamperproof Retractable Syringe with Serial No. 08/438,954, and the right to file Patent Applications thereon in nearly any foreign country until May, 1996.

Technology License Agreement                                              Page 3
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These patents and patent applications and the right to file additional foreign regional and national counterpart applications are collectively referred to herein as "Patent Properties".

          4. It is understood and recognized by both parties that some, but not all, of the "Patent Properties" are subject to Federal government rights under Chapter 18, Title 35, United States Code, entitled "Patent Rights in Inventions Made with Federal Assistance."

                                  SECTION ONE
                                  -----------
                                  DEFINITIONS

          As used in this Agreement, the following terms shall have the meanings stated.

          1. "Invention" or "Inventions" shall mean the syringe technology disclosed or claimed in the Patent Properties, and improvements thereon.

          2. "Information" shall mean the trade secrets and other information and know-how referred to in paragraph 2 under Subject Matter.

          3. "Licensed Patents" shall mean patents now issued or hereafter obtained under the subject matter of the "Patent Properties" set forth above, and improvements thereof. Said improvements shall be deemed "Licensed Patent(s)" whether made by Licensor or by Licensee or both, irrespective of the named inventors or the date when conceived or reduced to practice during the term of this Agreement.

          4. "Products" and "Licensed Products" shall mean all retractable syringes and retractable fluid sampling devices and components thereof, assembled or unassembled, which comprise an invention described in "Licensed Patents", and improvements thereof, including any and all Products which employ the inventive concept disclosed or claimed in the Licensed Patents.

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          5.  "Improvements" comprise anything which performs the same function as the invention disclosed or claimed in the Licensed Patents, in a better or more economical way.

          6. "Royalty" herein broadly shall mean constituting payments due from Licensee to Licensor with respect to sales of Licensed Products and includes consideration for Licensor's Information now possessed or hereafter acquired.

                                  SECTION TWO
                                  -----------
                               GRANT OF LICENSE

          1. Licensor hereby grants to Licensee a worldwide exclusive license and right under the "Licensed Patents" and "Information", to manufacture, market, sell, and distribute "Licensed Products" and "Improvements", without right to sublicense and subject to such nonexclusive rights as may be possessed by the Federal government, according to the terms and conditions of this Agreement.

          2. Licensor reserves the right to approve sublicensing by Licensee upon specific request, provided Licensor approves in writing the terms and conditions imposed upon the proposed sublicensee, such terms and conditions to be set forth in a written sublicense agreement which shall be subject to the terms and conditions of this Agreement.

                                 SECTION THREE
                                 -------------
                                 CONSIDERATION

          1. Licensor will receive an initial licensing fee of $500,000.00 upon full subscription of a concurrent stock offering of 5,000,000 shares of preferred stock to be issued by Licensee, in addition to the royalty set forth in the other paragraphs of this Section Three. Said initial licensing fee shall be paid to Licensor according to the following schedule:

Technology License Agreement                                              Page 5
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                           One-third ($166,666) upon subscription of
                           3,000,000 shares of preferred stock;

                           One-third ($166,666) upon subscription of
                           4,000,000 shares of preferred stock; and

                           A final one-third ($166,666) upon the first to occur of a subscription of the full 5,000,000 shares of preferred stock or three (3) years of company operations.

          2. Licensee shall pay to Licensor a royalty on "Licensed Products" sold, in the amount of five (5) percent of gross sales of "Licensed Products" to customers, according to the next paragraph of this Section Three. For purposes hereof, Licensed Product shall be deemed sold when it is invoiced and shipped to a customer. No royalty shall be payable upon "Licensed Products" when returned, accepted for return and credited to a customer account.

          3. The amount of royalty shall be determined in the following manner. If the customer is the end user of the Product, the five percent (5%) royalty shall be based upon the price to the end user. If the customer is a third party intermediary unrelated to Licensee, the five percent (5%) royalty shall be based on the price to the intermediary. If Licensee distributes Product through one or more related entities, such as subsidiaries, affiliated companies, parent companies, holding companies or unincorporated divisions or the like, the five percent (5%) royalty shall be based on the price from the last of the related entities in the chain of distribution to the first third party intermediary customer or the end user customer, as the case may be. Licensee shall have the obligation to render royalty payments to Licensor based upon a "price" which is determined in good faith as representing the real monetary value to be received by

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Licensor from the sale of Licensed Products to third party intermediary customers and end users without resorting to artificially low prices designed mainly to reduce royalty otherwise due.

                                 SECTION FOUR
                                 ------------
                            TERM OF THIS AGREEMENT

          1. The term of this Agreement shall commence on the execution date hereof and end at the date of expiration of the last to expire of the domestic patents described as "Licensed Patents" in Section One of this Agreement, unless sooner terminated under the terms and conditions set forth in this Agreement.

          2. In event of an early termination of this Agreement within the first five (5) calendar years, Licensor shall be given access to all trade secrets, documents and other "Information" of the type defined in Section One which is in the possession, custody or control of Licensee and shall be permitted to use such "Information" in order to make sure the "Invention" is made available to the public.

                                SECTION FIVE
                                ------------

          1. Licensee shall be obligated on a best effort basis to commercially exploit the Subject Matter of this Agreement in good faith.

                                 SECTION SIX
                                 -----------
                                 ASSIGNABILITY

          1. Licensee agrees that it will not assign the rights or obligations of this Agreement to any other party, including subsidiaries, affiliates or related entities without the written consent

Technology License Agreement                                              Page 7
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of Licensor. Any purported assignment by Licensee in violation of this provision shall be null and void and grounds for immediate termination of this Agreement.

                                 SECTION SEVEN
                                 -------------
                              PATENT PROSECUTION

          1. Licensee has the right and obligation to attempt to obtain patent protection for the "Invention", to maintain and preserve pending patent applications and patents obtained and shall have full and complete control over the prosecution of the "Patent Properties." This obligation is subject to Licensees sound business judgment. Licensor shall cooperate as a party with the Licensee as is reasonably necessary or desirable in any such patent prosecution.

          2. If in the exercise of its business judgment Licensee decides not to pursue or maintain any patent or patent application, Licensee shall give written notice to Licensor in time to act and thereafter Licensor shall have whatever rights he can obtain for his own benefit and Licensee shall not have exclusive license with respect to such rights.

                                 SECTION EIGHT
                                 -------------
                         PAYMENT, RECORDS, AND REPORTS

          1. Licensee will keep complete and accurate account of the sales of "Licensed Products" that are subject to Royalty under this Agreement and shall maintain its records for inspection by Licensor for a period of at least two (2) years after the last Royalty payment made.

          2. Licensor shall be provided quarterly, within thirty (30) days after the end of each quarter, with all Royalty payments due under this Agreement by Licensee and by any sublicensees of the Licensee, for sales of Licensed Product for that quarter, including any unpaid

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Royalty due Licensor from any previous quarter on sales of Product, and shall be provided with a report as indicated below.

          3. Licensee shall provide to Licensor a written report along with each quarterly Royalty payment which shall show the number of "Licensed Products" sold during that quarter of each type of Product, the distributor to whom sold, and the gross selling price. The same information shall be provided quarterly by Licensee for each sublicensee.

          4. It is further understood that Licensor shall have the right, personally or through designated agents or representatives to examine, without cost, and without limitations, the books and records of Licensee sufficient to determine correctness of sales records of "Licensed Products".

                                 SECTION NINE
                                 ------------
                                PATENT MARKING

          1. Licensee shall be required to mark the "Licensed Product" sold under this Agreement in accordance with the statutes of the United States relating to the marketing of Patented Products. If foreign protection is obtained, marking under the patent laws of the applicable foreign countries shall be required.

                                  SECTION TEN
                                  -----------
                                  LITIGATION

          1. Licensee shall have the right to sue for infringement in its own name or if necessary, in its own name and Licensor's name, and in such circumstances Licensor hereby agrees to be joined in a suit for infringement.

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          2.  Licensor agrees to cooperate fully in the prosecution of such action as Licensee in its discretion chooses to undertake against the alleged infringement.

          3. Both parties to this Agreement shall have the duty to promptly notify the other of any circumstances which it believes might be an infringement of any patent rights that have been obtained on the Invention which is the Subject Matter of this Agreement.

          4. If Licensee elects to take action against alleged infringers, it shall have the right to control the litigation, name its own attorneys and bear the cost, expenses and attorney fees of such litigation and if damages or other proceeds shall be obtained from such litigation, they shall be shared equally with Licensor after deducting all costs, expenses and attorney fees reasonably expended in conducting the litigation.

          5. In the event Licensee in its discretion chooses not to take action against alleged infringement of any patent rights to the Invention which is the subject matter of this Agreement, it shall be required to promptly notify Licensor of the circumstances of such alleged infringement and its decision not to take action against the alleged infringer, and in such cases Licensor may bring suit at its own expense for its own benefit against such infringer and Licensee agrees to cooperate fully in the prosecution of such action and if necessary to be named as a party to the action.

                                SECTION ELEVEN
                                --------------
                                  TERMINATION

          1. If Licensee shall at any time make default in the payment of any Royalty or the providing of any report under this Agreement, or shall commit any breach of any covenant or agreement contained herein, or shall make any false report, and fail to remedy any such defaults

Technology License Agreement                                             Page 10
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or breaches within thirty (30) days after written notice thereof by Licensor,
Licensor may at its option, terminate this Agreement and revoke any license herein granted, by notice in writing to such effect. Such action shall not prejudice the right of Licensor to receive any Royalty or other sum due at the time of such termination and shall not prejudice any cause of action or claim of Licensor accrued or to accrue on account of any breach or default by Licensee. Breach of a material term of this Agreement is grounds for termination by either party subject to an opportunity to cure within thirty (30) days after written notice of said breach.

          2. In the event Licensee should find itself subject to a hostile takeover, and said hostile takeover is consummated, Licensor reserves the right to unilaterally change the nature of the license granted herein from exclusive to nonexclusive without giving any consideration in return for such change.

          3. This Agreement is based upon the understanding that Licensor will have and maintain a controlling interest in Licensee. If Licensor suffers an involuntary loss of his controlling interest, Licensor shall have the right coincident with his loss of controlling interest, to immediately downgrade the license granted herein from exclusive to nonexclusive and have the right to Information specified in Section Four, paragraph 2, without limitation, unless Licensor in writing voluntarily surrenders the right specified in this paragraph. In the event Licensor voluntarily sells or otherwise voluntarily transfers some of all of his stock for valuable consideration, the result of said sale or transfer being said loss of controlling interest, then

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Licensor shall not have the right to change this License from exclusive to non-exclusive and Licensee shall continue to enjoy the full benefits of this License Agreement according to its terms and conditions.


                                SECTION TWELVE
                                --------------
                                 MISCELLANEOUS

          1. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding and the Agreement may be reformed to best effectuate the interest of the parties as to the remainder of the Agreement.

          2. It is understood and agreed that any delay, waiver or omission by Licensor to exercise any right or power arising from a breach or default in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by Licensor of any subsequent breach or default of the same or other terms, provisions or covenants.

          3. This Agreement contains the entire understanding of the parties, shall supersede other oral or written agreements and shall be binding on and inure to the benefit of the respective heirs, legal representatives, executors, successors and assigns of the parties. It may not be modified in any way unless in writing.

          4. This Agreement shall be construed, interpreted and enforced according to the laws of the State of Texas.

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          5.  All notices required or provided for in this Agreement shall be in writing and shall be given in person or sent by registered or certified mail, postage prepaid, properly addressed to the last given address of the party to be served unless the address is changed by notice in writing given by the respective parties. Notice shall be effective upon the date upon which such notice was mailed.

          Executed this 23 day of June, 1995.



                                         /s/ Thomas J. Shaw
                                       ---------------------------------------
                                       Thomas J. Shaw, Licensor


                                         /s/ Thomas J. Shaw
                                       ---------------------------------------
                                       Retractable Technologies, Inc., Licensee
                                  By:  Thomas J. Shaw, President


STATE OF TEXAS                         (S)
                                       (S)
COUNTY OF DALLAS                       (S)


          Thomas J. Shaw, an individual, personally appeared before me, and being first duly sworn declared that he executed this Technology License Agreement on the date shown above and states that the statements therein contained are true and correct.

Subscribed and sworn to before me this 23rd day of June, 1995.

                                        /s/ Jean E. Brown
                                       ---------------------------------------
                                       Notary Public Signature

Seal [SEAL APPEARS HERE]               My commission expires the 12th day of
----                                   June, 1999.


Technology License Agreement                                             Page 13
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STATE OF TEXAS                         (S)
                                       (S)
COUNTY OF DALLAS                       (S)

          Thomas J. Shaw, as President of Retractable Technologies, Inc., personally appeared before me, and being first duly sworn declared that he executed this Technology License Agreement on the date shown above and states that the statements therein contained are true and correct.

Subscribed and sworn to before me this 23rd day of June, 1995.


                                        /s/ Jean E. Brown
                                       ---------------------------------------
                                       Notary Public Signature

Seal  [SEAL APPEARS HERE]              My commission expires the 12th day of
----
                                       June, 1999.

Technology License Agreement                                             Page 14